UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2005

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14785 Preston Road, Suite 550, Dallas, Texas 75254
(Address of Principal Executive Offices)

(972) 789-5136
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition

Item 8.01     Other Events

On November 3, 2005, Energytec, Inc. issued a press release entitled “Energytec Acquires Addition To Redwater Project; New Well Expected To Be Drilled In November Energytec,” reporting the acquisition of additional acreage in the Redwater Project. The press release also contains disclosure of historical gross monthly revenue per month from the Redwater Project, which could be construed as disclosure of an aspect of Energytec’s results of operations. A copy of the press release is furnished as an exhibit.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02     Unregistered Sales of Equity Securities

Energytec sold shares of its common stock to 21 private investors at an aggregate offering price of $2,149,503, which was before the seven percent stock dividend effected in October 2005. After giving effect to the stock dividend, these persons purchased approximately 766,656 shares of common stock at an effective purchase price of $2.80 per share. The private placement is continuing with respect to 4,283,499 additional shares at an offering price of $2.75 per share, or a total of $11,779,622. There is no assurance any of these additional shares will be sold. Each person purchasing shares in the private placement has the right to put the shares back to Energytec on November 15, 2006 at a price of $3.75 per share. Assuming all of the shares are sold in the private offering, the resulting put obligation would be a material direct financial obligation of Energytec because, if all of the put options are exercised, the total payment by Energytec would be approximately $18.9 million.

The securities are offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Each of the investors represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933. No commission was paid to any person in connection with effecting the transaction.

Item 9.01     Financial Statements and Exhibits

Exhibits

Attached to this report as Exhibit 99.1 is the release entitled “Energytec Acquires Addition To Redwater Project; New Well Expected To Be Drilled In November Energytec,” dated November 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2005	ENERGYTEC, INC.

By:	/s/ Frank W. Cole
Frank W. Cole, President